Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tiziana Life Sciences Ltd:

We consent to the incorporation by reference into the registration statements No. 333-286064 on Form F-3 and No. 333-293620 on Form S-8 of our report dated May 1, 2026 with respect to the consolidated balance sheet as of December 31, 2025 and 2024 and the related consolidated statement of operations and comprehensive loss, cash flows and shareholders’ equity for each of the two years ended December 31, 2025, and the related notes, for Tiziana Life Sciences Ltd, which report appears in the December 31, 2025 annual report on Form 20-F.

/s/ PKF Littlejohn LLP.

PKF Littlejohn LLP

London

May 1, 2026